Exhibit 10.13

English Translation

Sales and Purchase Contract

Between

Yingli Green Energy Holding Company Limited

And

Chongqing Daqo New Energy Co., Ltd.

Contract No.: 2008YGE40004-5

Date: August 12, 2009

Sales and Purchase Contract

Party A: Yingli Green Energy Holding Company Limited

Company’s Form: Limited Liability Company

Registered Address: No. 3055 Middle Fuxin Road, Baoding

(Baoding Tianwei Yingli New Energy Sources Co., Ltd)

Legal Representative: Miao Liansheng

Bank of Deposit: China Construction Bank of Baoding City, Tianwei West Road Sub-branch

(Baoding Tianwei Yingli New Energy Sources Co., Ltd)

Account No.: 13001665608050500212

Tel: 0312 8929868

Fax: 0312 8929800

Party A includes subsidiaries controlled by Yingli Green Energy Holding Company Limited, Baoding Tianwei Yingli New Energy Sources Co., Ltd. and Yingli (China) New Energy Sources Co., Ltd.

Party B: Chongqing Daqo New Energy Co., Ltd.

Company’s Form: Limited Liability Company

Registered Address: Wanzhou Industrial Park, Chongqing

Legal Representative: Xu Guangfu

Bank of Deposit: China Construction Bank, Business Department of Wanzhou Branch

Account No.: 50001303600050207456

Tel: 023-64866658

Fax: 023-64866688

Pursuant to the Contract Law of the People’s Republic of China, on the basis of equality, voluntariness and fairness, under the principle of long-term cooperation and mutual development, Party A and Party B, through friendly negotiation, reached the following agreement regarding the procurement of solar grade polysilicon.

This Contract is the supplementary agreement to the agreement signed on May 28, 2008 (Contract No.: 2008YGE40004).

Party A shall perform its obligations hereunder in respect of quantity and price of the goods. In the event that Party A fails to perform its obligations in terms of quantity and price, both parties shall re-negotiate and solve the unperformed part.

Sales and Purchase Contract

Article 1: Subject Matter

Solar grade polysilicon (hereinafter referred to as “Goods”).

Article 2: Quantity (ton), Price (ten-thousand Yuan (RMB)) and Time of Supply

2.1 Quantity, Time of Supply and Unit Price

The total quantity of solar grade polysilicon shall be 242.88088 ton, which shall be all supplied during August through December in accordance with the following schedule:

Time of Supply	Quantity Per Month (ton)	Unit Price (including tax, RMB Ten Thousand per Ton)	Total Amount (including tax, RMB Ten Thousand)
August 2009	50	55	2750
September 2009	50	55	2750
October 2009	50	54.1	2707.3221
November 2009	50	54.1	2707.3221
December 2009	42.88088	54.1	2321.8471
Total	242.88088		13236.4913
Total Amount under the Contract: RMB132,364,913.00 (including 17% tax)

Article 3: Payment Terms

3.1 Party A shall inspect the quantity of Goods within 2 days of receipt of the Goods and deliver to Party B a receipt after inspection. Party B shall provide Party A with the VAT invoice within 7 working days after Party A receives and confirms the quantity of the Goods.

Both parties agree to negotiate and select one of the following payment methods for settlement at the time of each payment:

1) Party A shall make payment to Party B through Rong Yi Da within 7 business days after Party A issues the receipt of the Goods and repay the bank within the effective time limit after payment;

2) Domestic Letter of Credit;

3) Bank Acceptance Bill; or

4) T/T.

Article 4: Requirements of Packing and Marking and Delivery Terms

4.1 Packing: the package shall be suitable for long-distance highway transportation and Party B shall bear the cost of package.

4.2 Marking: Party B shall mark the name of manufacturer, lot number, specification, weight and date of production on the outer package and inner package as required by Party A.

4.3 Place of Delivery: the place of delivery shall be the warehouse at the location of Party A’s factory

4.4 Method of Delivery: Party B shall deliver the Goods to Party A.

4.5 Transfer of title: title to the Goods, together with the risk of damage or loss, shall transfer to Party A upon delivery.

Article 5: Quality Guarantee

5.1 The quality standard of solar grade polysilicon sold by Party B to Party A under this Contract is as follows: P-type resistivity shall exceed 200 ohm.cm and N-type resistivity shall exceed 20 ohm.cm. Anything not specified herein shall refer to the quality requirements of industry standard.

Sales and Purchase Contract

5.2 Party B shall submit a formal test report of each batch of Goods to Party A.

5.3 Party A shall inspect the quality of Goods within 15 days after receipt of Goods and notify Party B in writing of its objection within such period in the event of any quality deficiency. Otherwise, Goods supplied by Party B shall be deemed to have met the quality requirements agreed upon by both parties.

Article 6: Effectiveness, Term and Termination of the Contract

6.1 This Contract shall take effect after signed and affixed with seal by the representatives of both parties.

6.2 If either party fails to perform its obligation under this Contract and fails to make remedies for its non-performance or breach of obligation within 15 days after being required by the other party, the other party can terminate this Contract by written notice.

6.3 The Articles of Confidentiality, Liability for Breach of Contract and Dispute Settlement shall survive termination, cancellation or invalidation of this Contract.

Article 7: Liability for Breach of Contract

(1) Party A’s Liability for Breach of Contract

7.1 If Party A fails to perform its obligations hereunder after the Contract takes effect, Party A will assume the corresponding liability for breach of contract.

7.2 If Party A fails to make payment according to the schedule under this contract and delays for 10 days, Party A shall be deemed to have breached this Contract and shall pay the liquidated damages amounting to 0.1% of the unpaid amount each day to Party B, but such liquidated damages shall not exceed 5% of the unpaid amount.

(2) Party B’s Liability for Breach of Contract

7.3 If Party B fails to make delivery pursuant to the terms of this Contract, Party B shall assume the corresponding liability for breach of contract.

7.4 If Party B fails to make delivery according to the schedule as set forth in the delivery notice letter and delays for 10 days, Party B shall be deemed to have breached this Contract and shall pay the liquidated damages amounting to 0.1% of the total amount of the undelivered Goods each day to Party A, but such liquidated damages shall not exceed 5% of the total amount of the undelivered Goods.

(3) Miscellaneous

7.5 If both parties change or terminate this Contract through negotiation, no breach of contract shall occur.

7.6 For economic indemnifications such as liquidated damages and compensations, the breaching party shall make remittance to the other party within 10 days after the liability is clearly allocated.

7.7 Other matters shall be solved in accordance with the Contract Law of the People’s Republic of China.

Article 8: Confidentiality

8.1 Both parties shall keep strict confidential of the following information:

(1) Existence of the business relationship under this Contract;

(2) The terms and conditions of this Contract and its negotiation;

(3) The subject matter and quantity hereunder; and

(4) All the commercial and technical information involved in the performance of this Contract.

However, information disclosed pursuant to Article 8.2 hereof shall be excluded.

8.2 The information set forth in Article 8.1 can only be disclosed in the following circumstances:

(1) Compulsory requirements under applicable laws;

(2) Compulsory requirements of any competent government agency or supervisory authority;

Sales and Purchase Contract

(3) Disclosed by either party to the professional consultant or lawyer under the premise that the latter undertakes to keep confidential;

(4) The information enters the public domain due to the fault of neither party; or

(5) Both parties give a written consent in advance.

Article 9 Force Majeure

9.1 Force Majeure refers to unforeseeable, unpreventable or unavoidable events after this Contract takes effect, such as earthquake, typhoon, flood, fire, snowstorm and war, directly affecting the continuous performance of this Contract.

9.2 The affected party shall inform the other party of the reason for non-performance or incomplete performance of this Contract immediately so as to alleviate the losses that may be caused to the other party; the affected party shall also provide the detailed information of the force majeure and the evidence of proof issued by a competent authority within fifteen days. The breaching party shall thereafter be allowed to delay performance, partial performance or non performance of this Contract and shall be partially or completely exempted from the liability for breach of contract according to the actual situations.

9.3 If the event that force majeure lasts for over thirty days, both parties shall determine whether to continue or terminate this Contract through friendly negotiation. If either party fails to perform its obligations hereunder for more than two months due to the event of force majeure, the other party may terminate this Contract by written notice.

Article 10 Dispute Settlement

10.1 All matters in relation to this Contract shall be subject to the laws of the People’s Republic of China. Any dispute shall be exclusively governed by the laws of the People’s Republic of China.

10.2 Any dispute arising from the interpretation or performance of this Contract between both parties shall be settled through friendly negotiation first. If such negotiation fails to reach an agreement within thirty days, either party may bring arbitration to China International Economic and Trade Arbitration Commission.

10.3 Except for the matters under dispute, both parties shall continue to exercise other rights and perform other obligations under the Contract during the period of occurrence and settlement of dispute.

Article 11 Miscellaneous

11.1 This Contract shall be executed in two counterparts in Chinese, each of which shall be held by each party. This Contract, together with its appendices, shall constitute the entire agreement between both parties concerning the subject matter of the Contract.

11.2 The Contract shall take effect upon execution.

11.3 The Sales and Purchase Contract signed on May 28, 2008 (Contract No.: 2008YGE40004) and the amendment agreements in relation therewith (Contract No.: 2008YGE40004-1, 2008YGE40004-2, 2008YGE40004-3, 2008YGE40004-4 and 2008YGE40004-5) are integral part of the contract. If there is any conflict between this Contract and the previous contracts, the terms and conditions of this Contract shall prevail.

11.4 Anything not included herein shall be supplemented with supplemental contracts through friendly negotiation by both parties. The supplemental contracts shall enjoy the same legal effect as this Contract.

Sales and Purchase Contract

Party A: (Seal) Yingli Green Energy Holding Company Limited

Date: August 12, 2009

Party B: (Seal) Chongqing Daqo New Energy Co., Ltd

Date: August 12, 2009